Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 24, 2014

LEGGETT & PLATT REPORTS RECORD FIRST QUARTER EPS

Carthage, MO, April 24, 2014 —-

•	1Q EPS was $.37, a 12% increase versus the prior year

•	1Q sales were $919 million, 1% lower than in prior year

•	Raising low end of 2014 EPS guidance; anticipate EPS of $1.70—1.85 on sales of $3.85—4.05 billion

Diversified manufacturer Leggett & Platt reported earnings of $.37 per share, a first quarter record for EPS from Continuing Operations. In 2013, first quarter EPS was $.33. The 2014 EPS improvement reflects an improved mix of sales across business units and a modest gain on sale of a building. These factors were partially offset by the earnings impact of lower same location sales.

First quarter 2014 sales were $919 million, a 1% (or $14 million) decrease versus the prior year. Same location sales declined 3% due to lower volumes in Store Fixtures and Commercial Vehicle Products, and weather-related demand weakness in several other businesses during the first two months of the year. Acquisitions improved sales by 2%.

EBIT margin improved 50 basis points versus first quarter last year, from 8.5% to 9.0%. Excluding the gain on sale of a building, margin remained at the percentage level achieved in the first quarter 2013, despite lower sales.

CEO Comments

Board Chair and CEO David S. Haffner commented, “In spite of the unusually harsh weather, we are pleased with our start to 2014. Though sales declined, our EBIT margin held ground, and we exited the quarter with improving demand. We are sufficiently encouraged by recent strength in key markets to raise the low end of our EPS guidance.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR1) as measured over rolling 3-year periods. For the three year period that began January 1, 2012, we have so far (over the last 28 months) generated TSR performance that places us just above the midpoint of the S&P 500 companies, but shy of our goal.

“We continue to maintain our strong financial base. At quarter’s end we had over $450 million available under our existing commercial paper program. We ended the quarter with net debt to net capital at 31.5%, near the conservative end of our long-term 30%-40% target range.

“Given anticipated sales growth, in 2014 we expect another year of record earnings from Continuing Operations. And as we look beyond 2014, we are encouraged by the positive momentum of several businesses including Automotive, Aerospace, Bedding, Furniture, and Office.”

Dividends and Stock Repurchases

In February, Leggett & Platt’s Board of Directors declared a $.30 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2014 marks the 43rd consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years. Leggett & Platt is proud of its dividend record, and plans to continue it.

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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At yesterday’s closing share price of $33.39, the indicated annual dividend of $1.20 per share generates a dividend yield of 3.6%, the fourth-highest dividend yield among the 54 stocks of the S&P 500 Dividend Aristocrats.

During the first quarter the company purchased 1.5 million shares of its stock at an average price of $30.25, and issued 1.0 million shares. Shares outstanding decreased by 0.5 million, to 138.9 million.

2014 Guidance Narrowed

For 2014, Leggett anticipates accelerated sales growth, EBIT margin improvement, and record operating EPS. The company is raising the low end of its prior EPS guidance, and now projects 2014 EPS of $1.70—1.85 on sales of $3.85—4.05 billion, or 3%—8% growth.

Cash from operations in 2014 should again exceed $350 million. Capital expenditures are expected to be roughly $100 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends and capital expenditures, any remaining cash flow will likely be targeted toward acquisitions or stock repurchases. Potential acquisitions must meet stringent strategic and financial criteria; should no acquisitions come to fruition, the company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year. No specific share repurchase commitment or timetable has been established; however, the company currently anticipates the purchase of between 3 and 6 million shares during 2014, and the issuance of approximately 2 million shares via employee benefit plans.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales volumes can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings as market demand rebounds.

SEGMENT RESULTS – First Quarter 2014 (versus the same period in 2013)

Residential Furnishings – Total sales increased $12 million, or 2%, with volume growth in Furniture Components and International Spring partially offset by soft demand in U.S. Spring. EBIT (earnings before interest and income taxes) increased $9 million primarily due to higher sales and cost improvements. A $4 million gain on sale of a building in 2014 was largely offset by the non-recurrence of last year’s $3 million hurricane-related insurance gain.

Commercial Fixturing & Components – Total sales decreased $26 million, or 22% largely due to the non-recurrence, as anticipated, of certain major Store Fixture retailer programs in early 2013. EBIT declined $4 million due to lower sales.

Industrial Materials – Total sales decreased $12 million, or 5%, largely from lower unit volumes in wire and rod. EBIT decreased $11 million from lower sales, reduced metal margin, and weather-related cost impacts.

Specialized Products – Total sales increased $12 million, or 6%, due to strong demand for the company’s Automotive components; this was partially offset by reduced sales in the CVP business. EBIT increased $9 million due to increased sales and non-recurrence of a $5 million litigation accrual last year.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, April 25. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Second quarter results will be released after the market closes on Thursday, July 24, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 20 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 24, 2014

RESULTS OF OPERATIONS [1]	FIRST QUARTER
(In millions, except per share data)	2014	2013	Change
Net sales (from continuing operations)	$919.1	$932.7	(1%)
Cost of goods sold	739.1	743.8

Gross profit	180.0	188.9	(5%)
Selling & administrative expenses	98.5	107.2	(8%)
Amortization	4.9	5.7
Other expense (income), net	(5.9)	(3.4)

Earnings before interest and taxes	82.5	79.4	4%
Net interest expense	9.0	10.1

Earnings before income taxes	73.5	69.3
Income taxes	19.8	19.9

Net earnings from continuing operations	53.7	49.4
Discontinued operations, net of tax	—	0.1
Net earnings	53.7	49.5
Less net income from non-controlling interest	(0.6)	(0.4)

Net earnings attributable to L&P	$53.1	$49.1	8%

Net earnings per diluted share
From continuing operations	$0.37	$0.33	12%
From discontinued operations	$0.00	$0.00
Net earnings per diluted share	$0.37	$0.33	12%
Shares outstanding
Common stock (at end of period)	138.9	142.9	(3%)
Basic (average for period)	142.4	145.9
Diluted (average for period)	144.0	148.0	(3%)

CASH FLOW	FIRST QUARTER
(In millions)	2014	2013	Change
Net earnings	$53.7	$49.5
Depreciation and amortization	28.9	29.3
Working capital decrease (increase)	(123.7)	(71.9)
Asset Impairment	0.5	0.2
Other operating activity	20.9	16.9

Net Cash from Operating Activity	$(19.7)	$24.0	(182%)
Additions to PP&E	(15.1)	(19.8)
Purchase of companies, net of cash	(2.0)	(0.1)
Proceeds from asset sales	8.5	1.9
Dividends paid	(42.0)	0.0
Repurchase of common stock, net	(45.7)	(13.2)
Additions (payments) to debt, net	120.4	98.2
Other	(8.5)	(0.7)

Increase (Decr.) in Cash & Equiv.	$(4.1)	$90.3

FINANCIAL POSITION	31-Mar
(In millions)	2014	2013	Change
Cash and equivalents	$268.6	$449.4
Receivables	573.9	528.6
Inventories	519.5	502.5
Other current assets	47.8	44.2

Total current assets	1,409.8	1,524.7	(8%)
Net fixed assets	564.3	566.8
Held for sale	19.4	20.3
Goodwill and other assets	1,228.0	1,316.1

TOTAL ASSETS	$3,221.5	$3,427.9	(6%)

Trade accounts payable	$350.2	$320.0
Current debt maturities	181.4	201.4
Other current liabilities	302.4	271.2

Total current liabilities	834.0	792.6	5%
Long term debt	811.0	953.8	(15%)
Deferred taxes and other liabilities	205.6	241.6
Equity	1,370.9	1,439.9	(5%)

Total Capitalization	2,387.5	2,635.3	(9%)

TOTAL LIABILITIES & EQUITY	$3,221.5	$3,427.9	(6%)

LEGGETT & PLATT	Page 5 of 5	April 24, 2014

SEGMENT RESULTS [1]	FIRST QUARTER
(In millions)	2014	2013	Change
External Sales
Residential Furnishings	$489.1	$484.9	0.9%
Commercial Fixturing & Components	88.5	114.6	(22.8%)
Industrial Materials	154.1	159.6	(3.4%)
Specialized Products	187.4	173.6	7.9%

Total	$919.1	$932.7	(1.5%)

Inter-Segment Sales
Residential Furnishings	$9.7	$1.9
Commercial Fixturing & Components	1.4	1.0
Industrial Materials	57.5	63.6
Specialized Products	10.9	12.7

Total	$79.5	$79.2

Total Sales
Residential Furnishings	$498.8	$486.8	2.5%
Commercial Fixturing & Components	89.9	115.6	(22.2%)
Industrial Materials	211.6	223.2	(5.2%)
Specialized Products	198.3	186.3	6.4%

Total	$998.6	$1,011.9	(1.3%)

EBIT
Residential Furnishings	$51.3	$42.3	21%
Commercial Fixturing & Components	(2.0)	1.6	(225%)
Industrial Materials	11.1	21.7	(49%)
Specialized Products	25.0	15.7	59%
Intersegment eliminations and other	(2.9)	(4.5)
Change in LIFO reserve	0.0	2.6

Total	$82.5	$79.4	4%

EBIT Margin [2]			Basis Pts
Residential Furnishings	10.3%	8.7%	160
Commercial Fixturing & Components	(2.2%)	1.4%	(360)
Industrial Materials	5.2%	9.7%	(450)
Specialized Products	12.6%	8.4%	420

Overall from Continuing Operations	9.0%	8.5%	50

LAST SIX QUARTERS	2012	2013				2014
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	850	933	959	958	897	919
Sales Growth (vs. prior year)	(0%)	(1%)	3%	(2%)	5%	(1%)
EBIT ($ million)	76	79	99	106	1	83
EBIT Margin	8.9%	8.5%	10.3%	11.1%	0.1%	9.0%
Net Earnings to L&P- excl. disc. oper. ($m)	74	49	65	71	6	53
Net Margin—excludes discontinued operations	8.7%	5.3%	6.8%	7.4%	0.7%	5.8%
EPS—continuing operations (diluted)	$0.50	$0.33	$0.44	$0.48	$0.04	$0.37
Cash from Operations ($ million)	209	24	99	116	178	(20)
Net Debt to Net Capitalization
Long term debt	853.9	953.8	973.9	957.5	688.4	811.0
Current debt maturities	201.5	201.4	1.8	1.1	181.1	181.4
Less cash and equivalents	(359.1)	(449.4)	(280.3)	(298.9)	(272.7)	(268.6)

Net Debt	696.3	705.8	695.4	659.7	596.8	723.8

Total capitalization	2523.9	2635.3	2648.0	2666.3	2278.6	2387.5
Current debt maturities	201.5	201.4	1.8	1.1	181.1	181.4
Less cash and equivalents	(359.1)	(449.4)	(280.3)	(298.9)	(272.7)	(268.6)

Net Capitalization	2366.3	2387.3	2369.5	2368.5	2187.0	2300.3

Long Term Debt to Total Capitalization	33.8%	36.2%	36.8%	35.9%	30.2%	34.0%
Net Debt to Net Capital	29.4%	29.6%	29.3%	27.9%	27.3%	31.5%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	4%	(1%)	3%	6%	6%	2%
Commercial Fixturing & Components	(4%)	1%	11%	(20%)	(8%)	(22%)
Industrial Materials	(15%)	(7%)	(9%)	(10%)	(4%)	(12%)
Specialized Products	1%	1%	7%	1%	8%	6%
Overall from Continuing Operations	(2%)	(2%)	2%	(3%)	3%	(3%)

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.